Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-239366 and 333-249172 on Form S-3 and Registration Statement Nos. 333-190614, 333-196840, 333-205642, 333-213065, 333-219874, 333-226821, 333-233209, 333-233211, and 333-239367 on Form S-8 of our reports dated March 6, 2023, relating to the financial statements of Precigen, Inc. and the effectiveness of Precigen, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Baltimore, Maryland
March 6, 2023